Exhibit 4.16

SUPPLEMENTAL INDENTURE

(1998 Indenture)

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 13, 2005, is by and among Caesars Entertainment, Inc., f/k/a Park Place Entertainment Corporation, a Delaware corporation (the “Issuer”), Harrah’s Operating Company, Inc., a Delaware corporation (the “Company”), and Wachovia Bank, National Association, as successor to First Union National Bank, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Indenture, dated as of December 21, 1998 (the “Indenture”), between the Issuer and the Trustee, with respect to the Issuer’s 7.875% Senior Subordinated Notes due 2005 (the “Securities”);

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation, the Company and the Issuer entered into an Agreement and Plan of Merger, dated as of July 14, 2004, whereby the Issuer will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, the Company desires to assume, from and after the time at which the Merger becomes effective in accordance with the Delaware General Corporation Law (the “Effective Time”), all of the obligations of the Issuer under the Indenture and the Securities;

WHEREAS, Section 8.01(b) of the Indenture provides that the Company shall assume by supplemental indenture all obligations of the Issuer under the Indenture and the Securities; and

WHEREAS, Section 9.01(c) of the Indenture allows for supplements thereto, without the consent of any Holders with respect to the assumption of the obligations under the Indenture and the Securities by the Company in accordance with Article VIII of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Company and the Trustee mutually agree as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.  Unless the context otherwise requires, from and after the Effective Time, all references to the Indenture shall mean the Indenture as supplemented hereby.

2.             Agreement to Assume.  Pursuant to Sections 8.01 and 8.02 of the Indenture, the Company hereby assumes, from and after the Effective Time, all of the obligations of the Issuer under the Indenture and the Securities.  The Issuer and the Company represent to the Trustee that immediately after giving effect to such assumption, no Default or Event of Default will exist.  The Company represents that it is a corporation organized and validly existing under the laws of the State of Delaware.

3.             Ratification and Effect.  Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  Upon and after the Effective Time, each reference in the Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

4.             New York Law To Govern.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED HEREBY, AND THE SECURITIES WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Caesars Entertainment, Inc.,
a Delaware corporation

By:	\s\ Wesley Allison
	Name:	Wesley Allison
	Title:	SVP Controller & Interim CFO

Harrah’s Operating Company, Inc.,
a Delaware corporation

By:	\s\ Stephen H. Brammell
	Name:	Stephen H. Brammell
	Title:	Sr. Vice President, General Counsel
and Corporate Secretary

Wachovia Bank, National Association
as Trustee

By:	\s\Paul F. Anatrella
	Name:	Paul F. Anatrella
	Title:	Vice President